Exhibit (a)(1)(F)

SUPPLEMENT NO. 1 DATED APRIL 3, 2009

TO

OFFER TO PURCHASE FOR CASH

Up to 3,500,000 Shares of its Common Stock
(including Associated Preferred Share Purchase Rights)
At a Purchase Price Not Greater Than $2.60 Nor Less Than $2.20 Per Share

by
Aware, Inc.

THE TENDER OFFER HAS BEEN AMENDED AND EXTENDED.
THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 17, 2009, UNLESS AWARE FURTHER EXTENDS THE OFFER.

This Supplement (this “Supplement”) supplements and amends the Offer to Purchase, dated March 5, 2009 (as amended on March 31, 2009 and hereby and as it may be further supplemented or amended from time to time, the “Offer to Purchase”). The Offer to Purchase, the Supplement, and the related Letter of Transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal”) constitute the “tender offer” by Aware, Inc., a Massachusetts corporation (“Aware,” “we” or “us”).

We are amending our previously announced offer to purchase for cash up to 3,500,000 shares of our common stock, par value $0.01 per share (including the associated preferred share purchase rights), upon the terms and subject to the conditions set forth in the tender offer. As amended by this Supplement, we are offering to purchase 3,500,000 shares at a price not greater than $2.60 nor less than $2.20 per share.

We are extending the expiration date of the tender offer to 5:00 p.m., New York City time, on Friday, April 17, 2009.

All references in the Offer to Purchase to the minimum purchase price per share (originally $1.80) are hereby amended to mean $2.20. All references in the Offer to Purchase to the “expiration date” shall mean 5:00 p.m., New York City time, on Friday, April 17, 2009, unless the tender offer is further extended.

At the expiration of the tender offer, on the terms and subject to the conditions of the tender offer, we will look at the prices chosen by tendering stockholders within the price range specified and we will select the lowest purchase price that will allow us to purchase 3,500,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn, at a price not greater than $2.60 nor less than $2.20 per share. We will purchase at the purchase price all shares properly tendered at prices at or below the purchase price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the odd lot, conditional tender and proration provisions. We reserve the right, in our sole discretion, to purchase more than 3,500,000 shares in the tender offer, subject to applicable law. We will not purchase shares tendered at prices greater than the purchase price and shares that we do not accept for purchase because of proration provisions or conditional tenders.

Procedures for tendering shares are set forth in Section 3 of the Offer to Purchase. Tendering stockholders may continue to use the Letter of Transmittal originally provided by Aware on March 5, 2009 (the “Original Letter of Transmittal”) or may use the Amended and Restated Letter of Transmittal filed as an exhibit to Amendment No. 2 to the Tender Offer Statement on Schedule TO, filed on the date hereof. While the Original Letter of Transmittal indicates that we are offering to pay $2.60 to $1.80 per share (in multiples of $0.10), stockholders using the Original Letter of Transmittal will nevertheless be subject to the increased minimum of $2.20 per share. Stockholders who have already tendered their shares need not take any further action to receive the increased minimum price of $2.20 per share, if their shares are selected by us for purchase in connection with the tender offer.

Stockholders that have previously validly tendered (and not withdrawn) their shares pursuant to the tender offer are not required to take any further action in response to this Supplement, unless they wish to withdraw their tendered shares or they wish to change the purchase price for which their shares are being tendered. Stockholders who wish to withdraw their tendered shares must follow the procedures set forth in Section 4 of the Offer to Purchase. Stockholders who wish to change the purchase price for which their shares are being tendered must withdraw their tendered shares following the procedures set forth in Section 4 of the Offer to Purchase and retender their shares following the procedures set forth in Section 3 of the Offer to Purchase.

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We have also filed with the SEC a Tender Offer Statement on Schedule TO, including Amendment No. 1 and Amendment No. 2, which includes additional information with respect to the tender offer, and is incorporated by reference herein. Such amendments, together with the Schedule TO and any future amendments thereto (and all other tender offer materials filed with the SEC), have been or will be filed with the SEC and will be available at no charge on the SEC's web site, www.sec.gov, and may also be obtained as described under Section 10 in the Offer to Purchase, entitled “Information About Aware”.

Except as otherwise set forth or incorporated by reference in this Supplement, the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal are applicable in all respects to the tender offer. The information set forth herein should be read in conjunction with the Offer to Purchase and the Letter of Transmittal, and unless the context requires otherwise, terms not defined herein, which are defined in the Offer to Purchase, have the meanings ascribed to them in the Offer to Purchase.